USA Video Adapts Its Proprietary Technologies to New Industry and Markets – IPTV and Pay TV Vertical Markets

Company Expands Anti-Piracy Solutions with Fingerprinting of Content for     IPTV and Pay TV Markets

Niantic, Connecticut – June 1, 2009

USA Video Interactive Corporation (NASDAQ; OTCBB: USVO; TSX: US; BSE/Frankfurt: USF) today announced that based on the recent success of its proprietary watermarking technologies it is responding to requests to explore adopting its technologies for “fingerprinting” of content within the IPTV and Pay TV markets.  There are hundreds of IPTV and Pay TV companies seeking anti-piracy solutions that work.  As studios and TV programmers implement new business models for their valuable content, operators will increasingly be required to add a complete digital forensics solution to track content that escapes the traditional content protection techniques that have failed over these past several years.  USA Video’s watermarking anti-piracy solutions, MediaEscort and SmartMarks, can be adapted to provide the “after-the-fact” and “real-time” fingerprinting needs of these markets so as to successfully serve an ever-growing need and technology build-out.

“The calls we’ve been getting from the IPTV and Pay TV industry players all focus on bringing our watermarking-like solutions to their companies via fingerprinting,” said Patrick Gregston, USA Video Business Development Director.  “And with the work being done and refined in our laboratories, we are preparing to provide to them the solutions they need.”

USA Video will seek to outline strategies via implementation of its technologies to manage and monetize content assets through digital identification and authentication methods, both in these newly-entered vertical markets and in the traditional multi-disciplined entertainment industry.  For more than a year, USA Video has been providing digital watermarking services to the Hollywood film studio of one of the world’s leading media content companies, and is poised to expand its services for content protection and forensic tracking  to the education and government sectors.

 “We believe that programs focused on enforcement rather than prevention offer the greatest path to success for digital distribution in these new markets,” said Edwin Molina, USA Video President and CEO.  “By adopting our proven and robust watermarking solutions to IPTV and Pay TV industry needs, we seek to offer a fully comprehensive anti-piracy spectrum to multiple industries all determined to protect their content.”

For All Press Inquires:  Please call (860) 739 – 8030; extension 4

About MediaEscort™: MediaEscort™ is an industry first, IP-centric, real-time online watermarking product, with its own administrative infrastructure fully integrated into customer’s video servers. It will automatically and seamlessly embed SmartMarks—imperceptible forensic information in every frame of video content—during Internet delivery, providing the proof courts need to protect intellectual property rights, indicting and convicting the individuals who steal the original material. Using MediaEscort, copyright holders are able to protect their content without restricting the fair uses of legitimate customers. MediaEscort’s SmartMarks work across all distribution and presentation channels and technologies.  It seamlessly provides an entire system for piracy protection without frustrating consumers, who will continue to have the freedom to enjoy content in their own way.  In addition, MediaEscort has the ability to support all major codecs in the industry, while preserving the SmartMarks, and the process is fully compatible with DRM.

About USVO: USA Video Interactive Corporation (USVO) designs and markets technology for delivery of digital media. USVO developed its MediaEscort™, MediaSentinel™ and SmartMark™ digital watermarking products and technologies to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Niantic, Connecticut, 06357 Telephone (860) 739 – 8030;

Facsimile (860) 739 - 8070; Canada Office: 507 – 837 West Hastings Street, Vancouver, BC V6C 3N6. Trading symbol on the OTCBB:

USVO; Trading symbol on the TSX Venture Exchange: US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF. CUSIP

902924208. For more information contact (860) 739 – 8030 or contact@usvo.com.

The press release may contain forward-looking statements. Actual results may differ materially from those projected in any forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described. MediaEscort, MediaSentinel and SmartMark are trademarks of USA Video Interactive Corp. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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